UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):May 14, 2024

APPYEA, INC.

Nevada	000-55403	46-1496846
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

16 Natan Alterman St, Gan Yavne Israel
(Address of Principal Executive Offices)	(Area Code)

(800) 674-3561

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2024, AppYea, Inc. (the “Company”) and each of Boris Molchadsky, the Company’s Chairman (“BM”), Adi Shemer, the Company’s Chief Executive Officer (“AS”) and Asaf Porat, the Company’s Chief Financial Officer (“AP”), entered into an agreement with the Company pursuant to which each agreed to convert unpaid compensation owed to them into Qualified Common Stock Options (as defined below) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for an aggregate amount of $458,023. . As used herein, “Qualified Common Stock Options” refers to a Company compensation plan to be approved by the Company and its shareholders and qualified under Sections 102 and 103 of the Israeli Tax Code. Each Qualified Common Stock Option will be exercisable at par value.

Each of BM and AP agreed to convert $139,150 and $154,589 in unpaid compensation into Qualified Common Stock Options to purchase shares of Common Stock at per share conversion rate of $0.07 for BM and $0.04 for AP. AS agreed to convert $44,284 at a per share conversion rate of $0.04. With respect to BM and AP, there remains outstanding unpaid compensation of $70,000 and $50,000 respectively, which are not being converted. The Company and each of BM and AP agreed that this u unpaid compensation would be paid in 20 equal monthly instalments, subject to payment of payroll, social security and other taxes, commencing on the 30th day following the earlier to occur of (i) the closing of an equity raise by the Company with gross proceeds to the Company of at least $1.5 million, (ii) the completion of seven consecutive (7) months positive cash flow for the Company in such amount as will allow the Company to cover its operating expenses and (iii) termination of BM or AP employment by the Company of for any reason other than cause and (iii) termination of employment by the Company of for any reason other than cause.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On May 14, 2024, Neil Kline notified the board of directors (the “Board”) of the Company of his resignation from the Board, effective immediately. The resignation of Mr. Kline as a director was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 16, 2024, Mr. Kline entered into an arrangement with Company pursuant to which he will be assisting the Company on a consulting basis in consideration of the issuance of three (3) million restricted shares of the Company’s common stock, of which 750,000 will be vested as of the date of issuance and the balance to vest in equal instalments on a quarterly basis beginning with the quarter ending September 30, 2024.

Compensation Arrangement

On May 14, 2024, the Board approved the issuance to AS Qualified Common Stock Options to purchase 6,000,000 shares of the Company’s Common Stock at a per share exercise price of $0.0001. Under the terms of the employment agreement with the Company’s subsidiary SleepX, AS was entitled to these options following the issuance by the Company of at least 100 million shares of common stock in respect of third-party investments in the Company, which was satisfied in February 2024. The options will vest and become exercisable as of July 1, 2024.

Exhibit	Description

10.1	Debt Conversion and Settlement Agreement between Bary Molchadsky and Appyea Inc.
10.2	Debt Conversion Agreement between Adi Shemer and Appyea Inc.
10.3	Debt Conversion and Settlement Agreement between Asaf Porat and Appyea Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppYea, Inc.

By:	/s/ Asaf Porat
Name:	Asaf Porat
Title:	Chief Financial Officer

Date: May 17, 2024